Filed Pursuant to Rule 424(b)(5)
Registration No. 333-107207

Prospectus Supplement

(To Prospectus dated August 19, 2003)

JPMorgan Chase & Co.

$2,000,000,000

5.125% Subordinated Notes due 2014

Interest payable March 15 and September 15

Issue Price: 99.752%

The subordinated notes mature on September 15, 2014. Interest accrues from September 15, 2004. We cannot redeem the subordinated notes prior to their maturity. There is no sinking fund for the subordinated notes.

The subordinated notes are unsecured. They rank junior to our Senior Indebtedness and, under certain circumstances, to our Additional Senior Obligations. Holders of the subordinated notes may not accelerate the maturity of the subordinated notes, except upon our bankruptcy or insolvency.

The subordinated notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the subordinated notes or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to Us

Per Subordinated Note	99.752%	0.450%	99.302%

Total	$1,995,040,000	$9,000,000	$1,986,040,000

The subordinated notes will not be listed on any securities exchange. Currently, there is no public trading market for the subordinated notes.

We expect to deliver the subordinated notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants Euroclear and Clearstream on or about September 15, 2004.

Our affiliates, including J.P. Morgan Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the subordinated notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

JPMorgan

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Sandler O’Neill Partners, L.P.

Williams Capital Group, L.P.

September 8, 2004

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering to sell the subordinated notes only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than its respective date.

JPMORGAN CHASE & CO.

On July 1, 2004, JPMorgan Chase & Co. (“JPMorgan Chase”, which may be referred to as “we” or “us”) and Bank One Corporation completed the merger of Bank One Corporation with and into us.

We are a financial holding company incorporated under Delaware law in 1968. We are one of the largest banking institutions in the United States, with more than $1 trillion in assets and operations in more than 50 countries. Our principal bank subsidiaries are JPMorgan Chase Bank, a New York banking corporation, Chase Manhattan Bank USA, National Association, Bank One, National Association (Ohio), Bank One, National Association (Illinois) and Bank One, Delaware, National Association. Our principal nonbank subsidiary is our investment banking subsidiary, J.P. Morgan Securities Inc. Our bank and nonbank subsidiaries operate nationally as well as through overseas branches and subsidiaries, representative offices and affiliated banks.

Our activities are internally organized, for management reporting purposes, into six major business segments: Investment Bank; Treasury & Securities Services; Asset & Wealth Management; Card Services; Commercial Banking; and Retail Financial Services. We have presented a brief description of these businesses below.

Investment Bank

The Investment Bank is one of the world’s leading investment banks with broad client relationships and product capabilities. Our customers are corporations, financial institutions, governments and institutional investors worldwide. The Investment Bank provides a complete platform for our clients, including advising on corporate strategy and structure, equity and debt capital raising, sophisticated risk management, research and market-making in cash securities and derivative instruments around the world. The Investment Bank also participates in proprietary investing and trading.

Treasury & Securities Services

Treasury & Securities Services is a global leader in providing transaction, investment and information services to support the needs of issuers and investors worldwide. We are one of the world’s largest cash management providers and one of the world’s largest custodians.

Asset & Wealth Management

Asset & Wealth Management provides investment and wealth management services to institutional, high net worth and retail investors and their advisors. For wealthy individuals and families, we offer personalized financial solutions that integrate investment management, capital markets, trust and banking products. We provide retirement plan services and brokerage for retail clients.

Card Services

We are the second largest issuer of credit cards in the United States and the largest merchant acquirer. We offer a wide variety of cards to satisfy the needs of our cardmembers, including cards issued on behalf of major airlines, hotels, universities, top retailers, other financial institutions and other well-known brands.

Commercial Banking

Commercial Banking includes three client segments: Middle Market Banking, which serves companies with revenues between $10 million and $500 million; Mid-Corporate Banking, which focuses on clients with more significant Investment Banking needs; and Commercial Real Estate. Commercial Banking also has two product segments: Asset Based Lending and Commercial Leasing.

Retail Financial Services

Retail Financial Services provides consumer banking, small business banking, auto and education finance, insurance and home finance. Our extensive branch network of 2,400 retail banking centers in 17 states makes us the fourth-largest retail banking network in the United States. We are one of the industry’s leading providers of mortgages and home equity loans and are the largest U.S. bank originator of auto loans and leases.

DESCRIPTION OF THE SUBORDINATED NOTES

The following description of the particular terms of our 5.125% Subordinated Notes due 2014 supplements the description of the general terms of the subordinated debt securities set forth under the headings “Description of Debt Securities—General” and “Description of Debt Securities—Subordinated Debt Securities” in the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the attached prospectus or the subordinated indenture referred to in the attached prospectus.

The subordinated notes are a series of subordinated debt securities referred to in the attached prospectus. The subordinated notes will mature on September 15, 2014. They will be issued under the subordinated indenture and will be initially limited to $2,000,000,000 aggregate principal amount. We have the right to issue additional subordinated notes of this series in the future. Any such additional subordinated notes would have the same terms as the subordinated notes being offered but may be offered at a different offering price than the subordinated notes being offered hereby. If issued, any such additional subordinated notes will become part of the same series as the subordinated notes being offered hereby.

The subordinated notes bear interest at the annual rate of 5.125%. Interest on the subordinated notes being offered will accrue from September 15, 2004. We will pay interest on the subordinated notes semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2005. Interest will be paid to the persons in whose names the subordinated notes are registered at the close of business on the preceding March 1 and September 1.

We will make all principal and interest payments on the subordinated notes in immediately available funds. All sales of the subordinated notes, including secondary market sales, will settle in immediately available funds.

We cannot redeem the subordinated notes prior to their maturity. No sinking fund is provided for the subordinated notes.

The subordinated notes are subordinate and junior in right of payment to all Senior Indebtedness and, under certain circumstances, to all Additional Senior Obligations as described below.

As of June 30, 2004 (on a pro forma basis to reflect our merger with Bank One Corporation), Senior Indebtedness and Additional Senior Obligations totaled approximately $64.9 billion.

As used in this prospectus supplement, “Senior Indebtedness” means the principal of, and premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date (including all indebtedness for money borrowed by another person that we guarantee).

However, Senior Indebtedness does not include indebtedness that is stated not to be superior to or to have the same rank as the subordinated debt securities issued under the subordinated indenture. In particular, Senior Indebtedness does not include (A) Assumed Heritage Chase Subordinated Indebtedness (as defined below), (B) Assumed Heritage JPM Subordinated Indebtedness (as defined below), and (C) Assumed Heritage Bank One Subordinated Indebtedness (as defined below).

“Assumed Heritage Bank One Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with Bank One Corporation.

“Assumed Heritage Chase Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with The Chase Manhattan Corporation.

“Assumed Heritage JPM Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with J.P. Morgan & Co. Incorporated.

No series of our subordinated indebtedness is subordinated to any other series of subordinated indebtedness that we may incur (except for any junior subordinated indebtedness which is subordinate and junior to our subordinated debt securities). However, due to the subordination provisions of the various series of subordinated indebtedness issued by us and our predecessors, and in particular the fact that some, but not all, of our subordinated debt securities are subordinated in certain circumstances to Additional Senior Obligations (or to our derivative obligations or our general obligations, as defined in the relevant indentures), in the event of a dissolution, winding-up, liquidation or reorganization, holders of certain of our subordinated debt securities referred to above may recover less, ratably, than holders of other subordinated indebtedness.

Holders of the subordinated notes may not accelerate the maturity of the subordinated notes, except in the event of our bankruptcy or reorganization. Holders may not accelerate the subordinated notes if we fail to pay interest or fail to perform any other agreement in the subordinated notes or the subordinated indenture. See “Description of Debt Securities—Subordinated Debt Securities—Defaults and Waivers” in the attached prospectus.

The subordinated notes may be issued in denominations of $1,000 and integral multiples of $1,000. The subordinated notes are represented by one or more permanent global subordinated notes registered in the name of DTC or its nominee, as described under “Book-Entry Issuance” in the attached prospectus.

Investors may elect to hold interests in the subordinated notes outside the United States through Clearstream Banking, Société Anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. JPMorgan Chase Bank will act as depositary for each of Clearstream and Euroclear.

CERTAIN UNITED STATES FEDERAL TAX

CONSEQUENCES TO NON-UNITED STATES PERSONS

The following is a summary of certain United States federal tax consequences as of the date of this prospectus supplement regarding the purchase, ownership and disposition of the subordinated notes. Except where noted, this summary deals only with subordinated notes that are held as capital assets by a non-United States holder who purchases those subordinated notes upon original issuance at their initial offering price.

A “non-United States holder” means a person (other than a partnership) that is not any of the following:

•  a citizen or resident of the United States;

•  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•  a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined in Section 7701(a)(30) of the Internal Revenue Code, have the authority to control all of its substantial decisions, or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership holds our subordinated notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our subordinated notes, you should consult your tax advisors.

This summary is based upon provisions of the Internal Revenue Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal tax consequences different from those summarized below. This summary does not represent a detailed description of the federal tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal tax consequences applicable to you if you are subject to special treatment under the United States federal tax laws (including if you are a United States expatriate, “controlled foreign corporation”, “passive foreign investment company” or “foreign personal holding, company”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If you are considering the purchase of subordinated notes, you should consult your own tax advisors concerning the particular United States federal tax consequences to you of the ownership of the subordinated notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of principal or, under the “portfolio interest rule,” interest on the subordinated notes owned by a non-United States holder, provided that:

•  interest paid on the subordinated notes is not effectively connected with your conduct of a trade or business in the United States;

•  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and United States Treasury regulations;

•  you are not a controlled foreign corporation that is related to us through stock ownership;

•  you are not a bank whose receipt of interest on the subordinated notes is described in Section 881(c)(3)(A) of the Internal Revenue Code; and

•  either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code or (b) you hold your subordinated notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to certain non-United States holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•  IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty; or

•  IRS Form W-8ECI (or other applicable form) stating that interest paid on the subordinated notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of subordinated notes.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the subordinated notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on, that interest on a net income basis (although exempt from the 30% United States federal withholding tax, provided certain certification and disclosure requirements discussed above under “—United States Federal Withholding Tax” are satisfied), in the same manner as if you were a United States person, as defined in Section7701(a)(30) of the Internal Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a subordinated note generally will not be subject to United States federal income tax unless:

•  the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment;

•  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•  the gain represents accrued interest, in which case the rules for interest would apply.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on subordinated notes beneficially owned by you at the time of your death, provided that any payment to you on the subordinated notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to you. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, no backup withholding will be required regarding payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, and we have received from you the statement described above in the fifth bullet point under “—United States Federal Withholding Tax”.

In addition, information reporting and, depending on the circumstances, backup withholding will be required regarding the proceeds of the sale of a subordinated note made within the United States or conducted through certain United States related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the subordinated notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of subordinated notes that appears opposite the name of that underwriter below:

Underwriter	Principal Amount
J.P. Morgan Securities Inc.	$1,800,000,000
Citigroup Global Markets Inc.	80,000,000
HSBC Securities (USA) Inc.	80,000,000
Sandler O’Neill Partners, L.P.	20,000,000
Williams Capital Group, L.P.	20,000,000

Total	$2,000,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the subordinated notes from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the subordinated notes if any of them are purchased.

The underwriters have advised us that they propose to offer the subordinated notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the subordinated notes to selected dealers at the public offering price minus a selling concession of up to 0.300% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.125% of the principal amount to certain other dealers. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

•  we will pay our expenses related to this offering, which we estimate will be approximately $250,000; and

•  we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The subordinated notes are a new issue of securities, and there is currently no public trading market for the subordinated notes. In addition, we have not applied and do not intend to apply to list the subordinated notes on any securities exchange or to have the subordinated notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in the subordinated notes. However, they are not obligated to do so and may discontinue any market-making in the subordinated notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the subordinated notes will develop, that you will be able to sell your subordinated notes at a particular time or that the price you receive when you sell will be favorable.

J.P. Morgan Securities will make the subordinated notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess

Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities and its customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities based on transactions J.P. Morgan Securities conducts through the system. J.P. Morgan Securities will make the subordinated notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

Our affiliates, including J.P. Morgan Securities, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the subordinated notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

In connection with this offering of the subordinated notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the subordinated notes in the open market for the purpose of pegging, fixing or maintaining the price of the subordinated notes. Syndicate covering transactions involve purchases of the subordinated notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the subordinated notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

The underwriting agreement provides that the closing will occur on September 15, 2004, which will be more than three U.S. business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

We will deliver the subordinated notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price for the subordinated notes.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will deliver an opinion for us regarding the validity of the subordinated notes. Cravath, Swaine & Moore LLP, New York, New York, will provide a similar opinion for the underwriters.

Cravath, Swaine & Moore LLP has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

J.P. MORGAN CHASE & CO.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

We will provide specific terms of the above securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

This prospectus is dated August 19, 2003

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

•	the documents we have referred you to in “Where You Can Find More Information About JPMorgan Chase” on page 6 for information about our company and our financial statements.

Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

J.P. Morgan Chase & Co.

J.P. Morgan Chase & Co. (“JPMorgan Chase,” which may be referred to as “we” or “us”) is a financial holding company incorporated under Delaware law in 1968. As of June 30, 2003, we had approximately $803 billion in assets and approximately $45 billion in stockholders’ equity.

The Securities We May Offer

This prospectus is part of a registration statement (No. 333-107207) (the “registration statement”) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time up to a total of $27,925,595,414 of any of the following securities, either separately or in units:

•	debt;

•	preferred stock;

•	depositary shares;

•	common stock; and

•	warrants.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus.

Debt Securities

We may use this prospectus and an applicable prospectus supplement to offer our unsecured general obligations, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our “Senior Indebtedness,” which includes the senior debt securities. In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be entitled to payment only after the payment of claims relating to “Additional Senior Obligations.” For the definitions of Senior Indebtedness and Additional Senior Obligations, see “Description of Debt Securities — Subordinated Debt Securities — Subordination” below.

The senior debt securities will be issued under an indenture, dated as of December 1, 1989, as amended, between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee. The subordinated debt securities will be issued under an indenture, as amended and restated as of December 15, 1992, as amended, between us and U.S. Bank Trust National Association, as trustee. We have summarized certain general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement, and our recent periodic and current reports filed with the SEC. Directions on how you can get copies of these reports are provided on page 6 of this prospectus.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

General Indenture Provisions that Apply to the Senior Debt Securities and the Subordinated Debt Securities

•	Each indenture allows us to issue different types of debt securities, including indexed securities.

•	Neither of the indentures limits the amount of debt that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving JPMorgan Chase.

•	The indentures allow us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If one of these events occurs, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

•	The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of our obligations or certain of your rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities of a series, every holder in the series must consent.

•	If an event of default (as described below) occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

General Indenture Provisions that Apply Only to Senior Debt Securities

We have agreed in the indenture applicable to the senior debt securities, which we refer to as the “senior indenture,” that we and our subsidiaries will not sell the voting stock of JPMorgan Chase Bank (the “Bank”), and that the Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of the Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of the Bank into another domestic bank if JPMorgan Chase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

If we satisfy certain conditions in the senior indenture, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

Events of Default. The senior indenture provides that the following are events of default:

•	We fail to pay interest for 30 days after the due date.

•	We fail to pay principal or premium when due.

•	We fail to make a sinking fund payment within 5 days after due date.

•	We breach any other covenant and that breach continues for 60 days after notice.

•	We default in paying principal when due on JPMorgan Chase debt, including senior debt securities of other series, having an aggregate principal amount of more than $25,000,000, and the default is not rescinded within the later of final maturity or any applicable grace period.

•	More than $25,000,000 aggregate principal amount of JPMorgan Chase debt, including senior debt securities of other series, is accelerated and the acceleration is not rescinded within 30 days after notice.

•	Specified bankruptcy or insolvency events occur.

•	Any other event of default specified in the prospectus supplement occurs.

General Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all “Senior Indebtedness,” which includes all indebtedness for money borrowed by us, except indebtedness that is stated not to be superior to, or to have the same rank as, the subordinated debt securities.

Upon our dissolution, winding-up, liquidation or reorganization, creditors holding “Additional Senior Obligations” would also be entitled to full payment before we could distribute any amounts to holders of the subordinated debt securities.

Additional Senior Obligations include indebtedness for claims under derivative products, including interest and foreign exchange and commodity contracts, but exclude claims under Senior Indebtedness or claims under subordinated obligations.

At June 30, 2003, approximately $42.7 billion of Senior Indebtedness and Additional Senior Obligations were outstanding.

Events of Default. The indenture for the subordinated debt securities, which we refer to as the “subordinated indenture,” provides that the following are events of default:

•	Specified bankruptcy or insolvency events occur.

•	Any other event of default specified in the prospectus supplement occurs.

Preferred Stock and Depositary Shares

We may use this prospectus and an applicable prospectus supplement to offer our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Common Stock

We may use this prospectus and an applicable prospectus supplement to offer our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Warrants

We may use this prospectus and an applicable prospectus supplement to offer warrants for the purchase of debt securities, preferred stock or common stock, which we refer to as “securities warrants.” We may also offer warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies, which we refer to as “currency warrants.” We may issue warrants independently or together with other securities.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

	Six Months Ended June 30, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
Earnings to Fixed Charges:
Excluding Interest on Deposits	2.22	1.28	1.18	1.52	1.93	1.46
Including Interest on Deposits	1.81	1.17	1.11	1.31	1.54	1.29
Earnings to Combined Fixed Charges and
Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	2.20	1.27	1.18	1.51	1.90	1.45
Including Interest on Deposits	1.80	1.17	1.11	1.31	1.53	1.28

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov/edgar/searchedgar/webusers.htm Our filings can also be inspected and printed or copied, for a fee, at the SEC’s Office of Public Reference, 450 Fifth Street, N.W., Room 1300, Washington, D.C. 20549, or you can contact that office by phone: (202) 942-8090, fax: (202) 628-9001 or e-mail: publicinfo@sec.gov. You can read more about the Public Reference Room at the website (http://www.sec.gov/info/edgar/prrrules.htm). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information.

We incorporate by reference (i) the documents listed below, (ii) all reports that we file with the SEC after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement and (iii) any future filings we make with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offerings is completed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2002;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003;

(c) Our Current Reports on Form 8-K filed on January 2, January 24, 2003 (with respect to Item 5 and Item 7, and Exhibit 99.2 only), April 16, 2003, April 18, 2003 (with respect to Exhibit 99.1 only), July 11, 2003, July 16, 2003, July 18, 2003 (with respect to Exhibit 99.2 only), July 25, 2003, and July 28, 2003; and

(d) The descriptions of our common stock and preferred stock contained in our registration statements filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

J.P. Morgan Chase & Co.

270 Park Avenue

New York, NY 10017

212-270-4040

You should rely only on the information provided or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

J.P. MORGAN CHASE & CO.

JPMorgan Chase is a financial holding company incorporated under Delaware law in 1968. As of June 30, 2003, we had approximately $803 billion in assets and approximately $45 billion in stockholders’ equity.

We are a global financial services firm with operations in over 50 countries. Our principal bank subsidiaries are JPMorgan Chase Bank (“the Bank”) which is a New York banking corporation headquartered in New York City; and Chase Manhattan Bank USA, National Association (“Chase USA”), headquartered in Delaware. Our principal non-bank subsidiary is our investment bank subsidiary, J.P. Morgan Securities Inc. (“JPMorgan Securities”).

Our activities are internally organized, for management reporting purposes, into five major businesses: Investment Bank; Treasury & Securities Services; Investment Management & Private Banking; JPMorgan Partners; and Chase Financial Services. The following is a brief description of those businesses.

Investment Bank

The Investment Bank provides a full range of investment banking and commercial banking products and services including advising on corporate strategy and structure, capital raising in equity and debt markets, sophisticated risk management and market-making in cash securities and derivative instruments in all major capital markets. The Investment Bank also commits JPMorgan Chase’s own capital to proprietary investing and trading activities to capture market opportunities.

Treasury & Securities Services

Treasury & Securities Services, a global leader in transaction processing and information services to wholesale clients, is composed of three businesses. Institutional Trust Services provides a range of fiduciary services to debt and equity issuers and broker-dealers, from traditional trustee and paying-agent functions to global securities clearance. Investor Services provides securities custody and related functions, such as securities lending, investment analytics and reporting, to mutual funds, investment managers, pension funds, insurance companies and banks worldwide. Treasury Services provides treasury and cash management, as well as payment, liquidity management and trade finance services, to a diversified global client base of corporations, financial institutions and governments.

Investment Management & Private Banking

JPMorgan Fleming Asset Management provides investment management services to private- and public-sector institutional investors, high net worth individuals and retail customers across asset classes and global markets. JPMorgan Private Bank provides personalized advice and solutions to wealthy individuals and families.

JPMorgan Partners

JPMorgan Partners, the global private equity organization of JPMorgan Chase, provides equity and mezzanine capital financing to private companies. It is a diversified investor, investing in buyouts, growth equity and venture opportunities across a variety of industry sectors, with the objective of creating long-term value for JPMorgan Chase and third-party investors.

Chase Financial Services

Chase Financial Services is a major provider of banking, investment and financing products and services to consumers and small and middle market businesses throughout the United States. The majority of its revenues and earnings are produced by its national consumer credit businesses, Chase Home Finance, Chase Cardmember Services and Chase Auto Finance. It also serves as a full-service bank for consumers and small-and medium-sized businesses through Chase Regional Banking and Chase Middle Market.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

General

We have described below some general terms that may apply to the debt securities we may offer by use of this prospectus and an applicable prospectus supplement. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under the senior indenture referred to above between us and Deutsche Bank Trust Company Americas, as trustee. We will issue the subordinated debt securities under the subordinated indenture between us and U.S. Bank Trust National Association, as trustee.

The following summary is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement. Section references below are to the sections of the applicable indenture.

Neither of the indentures limits the amount of debt securities that we may issue. Each of the indentures provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all Senior Indebtedness as defined below under “— Subordinated Debt Securities — Subordination”. In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all Additional Senior Obligations, as defined and to the extent set forth below under “— Subordinated Debt Securities — Subordination”.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase is recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to the particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•	the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•	if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any events of default applicable to the debt securities not described in this prospectus; and

•	any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities will bear no interest or will bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

We will issue the debt securities only in registered form without coupons. The indentures permit us to issue debt securities of a series in certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

We will pay principal of, and premium, if any, and interest, if any, on the debt securities at the corporate trust office of the Bank in New York City. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to JPMorgan Chase. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Neither of the indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of JPMorgan Chase.

We may issue debt securities upon the exercise of securities warrants or upon exchange or conversion of exchangeable or convertible debt securities. The prospectus supplement will describe the specific terms of any of those securities warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exercise, exchange or conversion of those securities. See “Description of Securities Warrants” below.

Senior Debt Securities

The senior debt securities will be direct, unsecured general obligations of JPMorgan Chase, will constitute Senior Indebtedness of JPMorgan Chase, and will have the same rank as our other Senior Indebtedness. For a definition of ““Senior Indebtedness,” see “— Subordinated Debt Securities — Subordination” below.

Limitation on Disposition of Stock of the Bank. The senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will dispose of any shares of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, except to JPMorgan Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of JPMorgan Chase with or into another person or a sale of our assets. The covenant also will not apply if both:

(1) the disposition in question is made for fair market value, as determined by the board of directors of JPMorgan Chase or the Intermediate Subsidiary; and

(2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Bank or any successor to the Bank, free and clear of any security interest.

The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation, (A) JPMorgan Chase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

The senior indenture defines an “Intermediate Subsidiary” as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by JPMorgan Chase, free and clear of any security interest. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances irrespective of the happening of a contingency. The above covenant would not prevent the Bank from engaging in a sale of assets to the extent otherwise permitted by the senior indenture. (Section 1006)

Events of Default. The senior indenture defines an event of default with respect to any series of senior debt securities as any one of the following events:

(1) default in the payment of interest on any senior debt security of that series and continuance of that default for 30 days;

(2) default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;

(3) default in the deposit of any sinking fund payment and continuance of that default for five days;

(4) failure by us for 60 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;

(5) (A) failure by us to pay indebtedness for money borrowed by us, including senior debt securities of other series, in an aggregate principal amount exceeding $25,000,000, at the later of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of any indebtedness for money borrowed by us, including senior debt securities of other series, in an aggregate principal amount exceeding $25,000,000, if that failure to pay or acceleration results from a default under the instrument giving rise to or securing the indebtedness for money borrowed by us and is not rescinded or annulled within 30 days after due notice, unless the default is contested in good faith by appropriate proceedings;

(6) specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase or the Bank; and

(7) any other event of default specified with respect to senior debt securities of that series. (Section 501)

If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon specified events of bankruptcy. Subject to the conditions set forth in the indenture, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults. (Sections 502 and 513)

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

The senior indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of senior debt securities, to give the holders of that series notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a payment default. The trustee may not give the above notice until 60 days after the occurrence of a default in the performance of a covenant in the senior indenture, other than a covenant to make payment. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to senior debt securities of that series. (Section 602)

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee reasonable security or indemnity. The senior indenture provides that the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture. (Section 512)

The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1007)

Defeasance and Covenant Defeasance. The senior indenture contains a provision that, if made applicable to any series of senior debt securities, permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding, and/or

•	covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of those covenants or a cross-default.

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations (as defined below) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those senior debt securities. As used in the senior indenture, “U.S. government obligations” are:

(1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are, or are guaranteed as, full faith and credit obligations of the United States and that are not redeemable by the issuer; and

(2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of senior debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities.

Modification of the Senior Indenture. We and the trustee may modify the senior indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding senior debt securities affected by the modification. However, without the consent of each affected holder, no such modification may:

•	change the stated maturity of any senior debt security;

•	reduce the principal amount of, or premium, if any, on, any senior debt security;

•	reduce the rate of payment of interest on any senior debt security, or change other specified provisions relating to the yield of any senior debt security;

•	change the currency or currencies in which any senior debt security is payable;

•	reduce the percentage of holders of outstanding senior debt securities of any series required to consent to any modification, amendment or any waiver under the senior indenture; or

•	change the provisions in the senior indenture that relate to its modification or amendment. (Section 902)

We and the trustee may amend the senior indenture without the consent of the holders of senior debt securities in the event we merge with another person, to replace the trustee, to effect modifications that do not affect any outstanding series of senior debt securities, and for other specified purposes.

Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into JPMorgan Chase, provided that:

(1) the successor is a person organized under U.S. laws;

(2) the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;

(3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(4) other specified conditions are met. (Section 801)

Subordinated Debt Securities

The subordinated debt securities will be direct, unsecured general obligations of JPMorgan Chase. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation or reorganization, to all Additional Senior Obligations. The subordinated indenture does not limit the amount of debt, including Senior Indebtedness or Additional Senior Obligations, we may incur. As of June 30, 2003, Senior Indebtedness and Additional Senior Obligations totaled approximately $42.7 billion.

Unless otherwise specified in the prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See “— Defaults and Waivers” below.

The holders of subordinated debt securities of a series that is specified to be convertible into our common stock will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock, at the conversion price set forth in the prospectus supplement.

The holders of subordinated debt securities of any series may be obligated at maturity, or at any earlier time specified in the applicable prospectus supplement, to exchange that series of subordinated debt securities for capital securities. “Capital securities” may consist of our common stock, perpetual preferred stock or other capital securities of JPMorgan Chase acceptable to our primary federal banking regulator, which currently is the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). We will describe the terms of any such exchange and of the capital securities that will be issued upon that exchange in the applicable prospectus supplement. Whenever subordinated debt securities are exchangeable for capital securities, we will be obligated to deliver capital securities with a market value equal to the principal amount of those subordinated debt securities. In addition, we will unconditionally undertake, at our expense, to sell the capital securities in a secondary offering on behalf of any holders who elect to receive cash for the capital securities.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, under certain circumstances described below, to all Additional Senior Obligations.

The subordinated indenture defines “Senior Indebtedness” to mean the principal of, and premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date, including all indebtedness for money borrowed by another person that we guarantee. However, Senior Indebtedness does not include indebtedness that is stated not to be superior to or to have the same rank as the subordinated debt securities. In particular, Senior Indebtedness does not include (A) subordinated debt securities issued under the subordinated indenture on or after December 15, 1992, (B) Assumed Heritage Chase Subordinated Indebtedness (as defined below), (C) Heritage JPM Subordinated Indebtedness (as defined below) and (D) other debt of JPMorgan Chase that is expressly stated to have the same rank as or not to rank superior to the subordinated debt securities (we refer to that other debt as “Other Subordinated Indebtedness”).

The subordinated indenture defines “Additional Senior Obligations” to mean all indebtedness of JPMorgan Chase for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except Senior Indebtedness and except obligations that are expressly stated to have the same rank as or not to rank senior to the subordinated debt securities. For purposes of this definition, “claim” shall have the meaning assigned in Section 101(4) of the United States Bankruptcy Code and in effect on the date of execution of the subordinated indenture.

“Assumed Heritage Chase Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with The Chase Manhattan Corporation.

“Heritage JPM Subordinated Indebtedness” means all outstanding subordinated indebtedness issued by J.P. Morgan & Co. Incorporated on or after March 1, 1993 that we assumed as a result of our merger with J.P. Morgan & Co. Incorporated.

Under the subordinated indenture, we may not make any payment on the subordinated debt securities or exchange any subordinated debt securities for capital securities in the event:

•	we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Senior Indebtedness; or

•	there shall exist any event of default on any Senior Indebtedness or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization:

•	we must pay to the holders of Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Senior Indebtedness before any payment or distribution is made on the subordinated debt securities, and

•	if, after we have made those payments on the Senior Indebtedness, there are amounts available for payment on the subordinated debt securities and creditors in respect of Additional Senior Obligations have not received their full payments, then we will first use amounts available for payment on the subordinated debt securities, to pay in full all Additional Senior Obligations before we may make any payment on the subordinated debt securities.

No series of our subordinated debt securities described above is subordinated to any other series of subordinated debt securities or to any other subordinated indebtedness of JPMorgan Chase referred to above (other than our junior subordinated indebtedness). However, the subordinated debt securities and Other Subordinated Indebtedness (other than junior subordinated indebtedness) are subordinated to Senior Indebtedness and, in specified circumstances relating to our dissolution, winding-up, liquidation or reorganization, to Additional Senior Obligations. The Heritage JPM Subordinated Indebtedness (other than junior subordinated indebtedness) is subordinated to Senior Indebtedness and, in specified circumstances relating to our dissolution, winding-up, liquidation or reorganization, to Derivative Obligations (the meaning of which term is substantially identical to Additional Senior Obligations). Assumed Heritage Chase Subordinated Indebtedness is subordinated to all of our obligations to our creditors, including Senior Indebtedness, Additional Senior Obligations and Derivative Obligations, except any obligation that is expressly stated to have the same rank as, or not to rank senior to, the Assumed Heritage Chase Subordinated Indebtedness.

As a result of the above-described differences in the subordination provisions applicable to the various series of subordinated indebtedness issued by JPMorgan Chase and our predecessors, in the event of our dissolution, winding-up, liquidation or reorganization, the holders of the subordinated debt securities, Other Subordinated Indebtedness and Heritage JPM Subordinated Indebtedness (other than junior subordinated indebtedness) may receive more, proportionately, than the holders of Assumed Heritage Chase Subordinated Indebtedness.

Holders of the subordinated debt securities may not accelerate the maturity of the subordinated debt securities, except in the event of our bankruptcy or reorganization. Holders may not accelerate the subordinated debt securities if we fail to pay interest or fail to perform any other agreement in the subordinated debt securities or the subordinated indenture. See “—Defaults and Waivers” below.

Limitation on Disposition of Voting Stock of the Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank. The subordinated indenture also does not prohibit the Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock.

Defaults and Waivers. The subordinated indenture defines an event of default with respect to any series of subordinated debt securities as follows:

•	any one of certain events of bankruptcy or reorganization affecting JPMorgan Chase;

•	any other event specified with respect to subordinated debt securities of that series. (Section 7.01)

If an event of default occurs and is continuing with respect to any outstanding series of subordinated debt securities, the trustee or the holders of at least 25% in aggregate principal amount of that outstanding series may declare the principal (or, in the case of original issue discount subordinated debt securities, a specified amount of principal) of all subordinated debt securities of that series to be due and payable immediately in cash. Subject to specified conditions, the holders of not less than a majority in aggregate principal amount of the subordinated debt securities of that series may annul the declaration and waive certain past defaults. (Section 7.01) The right of the holders of the subordinated debt securities of a series to demand payment in cash upon the occurrence and continuance of an event of default will continue to exist so long as the subordinated debt securities of that series have not been exchanged or converted. In the event of the bankruptcy or reorganization of JPMorgan Chase, any right to enforce that payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the subordinated debt securities. Prior to any declaration of acceleration, the holders of a majority in aggregate principal amount of the applicable series of subordinated debt securities may waive any past default or event of default, except a payment default. (Section 7.07)

Unless otherwise provided in the terms of a series of subordinated debt securities, there will be no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of interest or principal, including a default in the delivery of any capital securities in exchange for subordinated debt securities, or in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment or delivery or the performance of that covenant or agreement.

The subordinated indenture requires the trustee, within 90 days after the occurrence of a default with respect to subordinated debt securities of any series, to give the holders of that series notice of all uncured defaults known to it. However, except in certain cases involving our bankruptcy or reorganization, a payment default or a default in the obligation to deliver capital securities in exchange for subordinated debt securities, the trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. The term “default”

for purposes of this provision includes the events of default specified above without grace periods or notice. (Section 7.08) We are required to furnish to the trustee annually an officers’ certificate as to the absence of defaults under the subordinated indenture. (Section 5.06)

Other than the duties of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the subordinated debt securities, unless those holders have offered the trustee reasonable security or indemnity. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the subordinated debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the subordinated debt securities of that series. (Sections 7.07 and 8.02)

Modification of the Subordinated Indenture. The subordinated indenture contains provisions permitting us and the trustee to modify the subordinated indenture or the rights of the holders of the subordinated debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of the subordinated debt securities affected by the modification. However, no such modification may, without the consent of each holder of subordinated debt securities affected by the modification:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any subordinated debt security;

•	reduce the principal amount of, or premium, if any, or interest, if any, on, any subordinated debt security;

•	reduce the portion of the principal amount of an original issue discount subordinated debt security payable upon acceleration of the maturity of that subordinated debt security;

•	reduce any amount payable upon redemption of any subordinated debt security;

•	change the place or places where, or the currency in which, any subordinated debt security or any premium or interest is payable;

•	change the definition of market value;

•	impair the right of any holders of subordinated debt securities of any series to receive on any exchange date for subordinated debt securities of that series capital securities with a market value equal to that required by the terms of the subordinated debt securities;

•	impair the conversion rights, if any, of any holders;

•	impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any subordinated debt security, including any right of redemption at the option of the holder of that subordinated debt security, or impair any rights to the delivery of capital securities in exchange for any subordinated debt security or to require us to sell capital securities in a secondary offering or to require the delivery of common stock, debt securities or other property upon conversion of subordinated debt securities;

•	reduce the above-stated percentage of subordinated debt securities of any series the consent of the holders of which is necessary to modify or amend the subordinated indenture, or reduce the percentage of subordinated debt securities of any series the holders of which are required to waive any past default or event of default; or

•	modify the above requirements. (Section 11.02)

The subordinated indenture permits us and the trustee to amend the subordinated indenture without the consent of the holders of subordinated debt securities in the event of the merger of JPMorgan Chase, the replacement of the trustee, to effect modifications that do not affect any outstanding series of subordinated debt securities and for other specified purposes. (Section 11.01)

Consolidation, Merger and Sale of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless:

•	we are the continuing corporation or the successor corporation expressly assumes the payment of the principal of (including issuance and delivery of capital securities), and premium, if any, and interest, if any, on, the subordinated debt securities and the performance and observance of all the covenants and conditions of the subordinated indenture binding upon us; and

•	immediately after the merger, consolidation, sale or conveyance, we or the successor corporation shall not be in default in the performance of any such covenant or condition. (Article Twelve)

Information Concerning The Trustees

JPMorgan Chase and some of our subsidiaries may maintain deposits or conduct other banking transactions with the trustees under the senior indenture and the subordinated indenture in the ordinary course of business. U.S. Bank Trust National Association is also trustee under a subordinated indenture, dated as of May 1, 1987, as amended and restated as of September 1, 1993 that we assumed in our merger with The Chase Manhattan Corporation, and under the following indentures that we assumed in our merger with J.P. Morgan & Co. Incorporated: a senior indenture, dated as of August 15, 1982, a subordinated indenture, dated as of March 1, 1993 and a junior subordinated indenture, dated as of November 10, 1996, in each case, as amended. Deutsche Bank Trust Company Americas is also trustee under a senior indenture, dated as of July 1, 1986, as amended, that we assumed in our merger with The Chase Manhattan Corporation.

DESCRIPTION OF PREFERRED STOCK

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those different terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. Our certificate of incorporation and a form of certificate of designations are filed as exhibits to the registration statement. We will file the certificate of designations with the SEC promptly after the offering of the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus and an applicable prospectus supplement. The preferred stock will have no preemptive rights.

Dividend Rights

If you purchase preferred stock offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books (or, if applicable, the records of the depositary referred to below under “— Depositary Shares”) on record dates determined by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will provide that we may not declare or pay or set apart for payment dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the series of preferred stock we are offering unless we have previously declared and paid or set apart for payment, or we contemporaneously declare and pay or set apart for payment, full dividends (including cumulative dividends still owing, if any) on the series of preferred stock we are offering for all dividend periods terminating on or prior to the dividend payment date for all equally or junior ranking series. If we fail to pay dividends in full as stated above, we may only declare dividends on equally ranking series pro rata so that the amount of dividends declared per share on the series of preferred stock we are offering and the equally ranking series bear to each other the same ratio that accrued and unpaid dividends per share on the series being offered and the other series bear to each other. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on any series of preferred stock we are offering.

Unless otherwise specified in the applicable prospectus supplement, the preferred stock we offer by use of this prospectus and an applicable prospectus supplement will also provide that, unless we have paid or declared and set aside for payment full dividends, including cumulative dividends owing, if any, on that preferred stock for all past dividend periods, we will not:

•	declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•	redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Unless otherwise specified in the applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360 day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, you will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement applicable to the series of preferred stock you hold, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock. If we fail to pay in full all amounts payable with respect to preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as their preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock offered by use of this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of preferred stock of any series, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the board of directors determines to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

In the event that we fail to pay full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

Conversion Rights

The prospectus supplement will state the terms, if any, on which shares of the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement are convertible into shares of our common stock or other securities. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

Voting Rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will not be entitled to vote. Except as indicated in the prospectus supplement, in the event we offer full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “— Depositary Shares,” if we use this prospectus and an applicable prospectus supplement to offer depositary shares representing a fraction of a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock offered will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

If, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of preferred stock being offered is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding series of preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as a director for the full term for which he or she was elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, “default” means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Unless otherwise specified in the applicable prospectus supplement, the terms of each series of preferred stock being offered will state that the approval of at least two-thirds of the outstanding shares of preferred stock will be required to:

•	create any class or series of stock having a preference over any outstanding series of preferred stock; or

•	change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

The terms of the preferred stock offered will also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Outstanding Preferred Stock

As of the date of this prospectus, we have issued and outstanding the series of preferred stock described in the following table:

	Stated Value and Redemption Price per Share(a)	Number of Shares	Outstanding at June 30, 2003	Earliest Redemption Date	Rate in Effect at June 30, 2003
		(in millions)	(in millions)
Adjustable Rate Cumulative Preferred Stock, Series A (“Series A preferred stock”)	$100.00	2.42	$242	See Note b	5.00	%(c)
6.63% Cumulative Preferred Stock, Series H (“6.63% preferred stock”)(d)	500.00	0.28	139	3/31/06	6.63
Adjustable Rate Cumulative Preferred Stock, Series L (“Series L preferred stock”)	100.00	2.00	200	See Note b	4.50	(c)
Adjustable Rate Cumulative Preferred Stock, Series N (“Series N preferred stock”)	25.00	9.10	228	See Note b	4.50	(c)
Fixed/Adjustable Rate Noncumulative Preferred Stock (“Fixed/Adjustable preferred stock”)	50.00	4.00	200	6/30/03	4.96	(c)

(a)	Redemption price is price indicated on table, plus accrued but unpaid dividends, if any.

(b)	The shares are redeemable at any time with not less than 30 nor more than 60 days’ notice.

(c)	Floating rates are based on specified U.S. Treasury rates. The minimum and maximum annual rates for Series A are 5.00% and 11.50%, respectively, and for Series L preferred stock and Series N preferred stock are 4.50% and 10.50%, respectively. The Fixed/Adjustable preferred stock remains fixed at 4.96% through June 30, 2003; thereafter, the minimum and maximum rates are 5.46% and 11.40%, respectively.

(d)	Shares of this series are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Ranking. All the outstanding series of preferred stock have the same rank. All the outstanding series of preferred stock have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

Dividends. Dividends payable on each series of outstanding preferred stock are payable quarterly, when and as declared by the board of directors, in the amounts determined as set forth in the above table, on each March 31, June 30, September 30 and December 31.

Dividends on each series of outstanding preferred stock, other than our Fixed/Adjustable preferred stock, are cumulative. If we fail to declare a dividend on our Fixed/Adjustable preferred stock for any dividend period, holders of that series will have no right to receive a dividend for that dividend period, whether or not we declare dividends on that series for any future dividend period.

We may not declare or pay any dividends on any series of preferred stock, unless we have previously declared and paid or we contemporaneously declare and pay full dividends (and cumulative dividends still owing, if any) on all other series of preferred stock that have the same rank as, or rank senior to, that series of preferred stock. If we do not pay full dividends on the equally-ranking series as described above, we may only declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other equally-ranking series of preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock, we may not declare or pay dividends on our common stock and generally we may not redeem or purchase any common stock (except by payment of shares of common stock or other junior securities). We will not pay interest or any sum of money instead of interest on any dividend payment or payments that may be in arrears.

Rights Upon Liquidation; Redemption. In the event of our liquidation, dissolution or winding-up, the holders of each outstanding series of preferred stock would be entitled to receive liquidating distributions in the amount set forth opposite the applicable series in the table above, plus accrued and unpaid dividends, if any, before we make any distribution of our assets to the holders of our common stock.

Each of our outstanding series of preferred stock is redeemable at our option on or after the applicable date set forth opposite that series in the table above at a redemption price per share equal to the redemption price set forth opposite that series in the table above, plus accrued but unpaid dividends, if any.

Voting Rights. Holders of shares of our outstanding preferred stock have no voting rights, except as described below or as required by the Delaware General Corporation Law.

All of our currently outstanding series of preferred stock provide that if, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of outstanding cumulative preferred stock is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. In accordance with the requirements of our Series L preferred stock, Series N preferred stock and Fixed/Adjustable preferred stock, each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she was elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, “default” means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if the holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Our Series N preferred stock and Fixed/Adjustable preferred stock provide that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of preferred stock, voting together as a single class without regard to series, will be required to:

•	create any class or series of stock having a preference over any outstanding series of preferred stock; or

•	change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

Those series also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Our Series L preferred stock provides as follows:

•	the consent of the holders of at least two-thirds of the outstanding shares of the particular series, voting as a separate class, is required for any amendment of our certificate of incorporation that would adversely affect the powers, preferences, privileges or rights of that series; and

•	the consent of the holders of at least two-thirds of the voting power of that series and of each series of preferred stock having the same rank, voting together as a single class without regard to series, is required to create, authorize or issue, or reclassify any stock into any additional class or series of, stock ranking prior to that series as to dividends or upon liquidation, or any other security or obligation convertible into or exerciseable for any such prior-ranking stock.

Our Series A preferred stock and 6.63% preferred stock provide that a vote of at least two-thirds of the voting power of all outstanding shares of the applicable series, and all outstanding shares of our preferred stock having the same rank as that series, voting together as a single class without regard to series, will be necessary in order to:

•	authorize or issue any capital stock that will be senior to that series of preferred stock as to dividends or upon liquidation; or

•	amend, alter or repeal any of the provisions of our certificate of incorporation, including the certificate of designations relating to that series, in such a way as to adversely affect (or materially adversely affect, in the case of our 6.63% preferred stock) the preferences, rights, powers or privileges of the preferred stock of that series.

Miscellaneous. No series of our outstanding preferred stock is convertible into shares of our common stock or other securities of JPMorgan Chase. No series of our outstanding preferred stock is subject to preemptive rights.

Transfer Agent and Registrar. Mellon Investor Services LLC is the transfer agent, registrar and dividend disbursement agent for our outstanding preferred stock and depositary shares. The registrar will send notices to the holders of the preferred stock or depositary shares of any meetings at which those holders will have the right to elect directors or to vote on any other matter.

Depositary Shares for 6.63% Preferred Stock. Our 6.63% preferred stock is represented by depositary shares, each representing a one-tenth interest in a share of that preferred stock. The material terms of the deposit agreement between us and the Bank, as depositary, with respect to those depositary shares are substantially the same as those described under “—Depositary Shares” below.

Depositary Shares

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and an applicable prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in the share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares offered by use of this prospectus and an applicable prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. Upon redemption, in whole or in part, of shares of any series preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and an applicable prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.

DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 4,500,000,000 shares of common stock. As of June 30, 2003, we had 2,036,469,428 shares of common stock issued (including 1,357,740 shares held in treasury) and had reserved approximately 382,000,000 shares of common stock for issuance under various employee or director incentive, compensation and option plans.

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and to the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock. Mellon Investor Services LLC is the transfer agent, registrar and dividend disbursement agent for our common stock.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. We may issue securities warrants independently or together with debt securities, preferred stock, common stock or other securities. Each series of securities warrants will be issued under a separate securities warrant agreement to be entered into between us and the Bank or another bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of securities warrants. This summary of certain provisions of the securities warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement relating to the specific securities warrants being offered, including the forms of securities warrant certificates representing those securities warrants, for the complete terms of the securities warrant agreement and the securities warrants. Forms of those documents are filed as exhibits to the registration statement.

Each securities warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, securities warrants may be exercised. After the close of business on the expiration date of the securities warrants, unexercised securities warrants will become void.

Prior to the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise of those securities warrants, including, (1) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of securities warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF CURRENCY WARRANTS

We have described below certain general terms and provisions of the currency warrants that we may offer. We will describe the particular terms of the currency warrants and the extent, if any, to which the general provisions described below do not apply to the currency warrants offered in the applicable prospectus supplement. The following summary is not complete. You should refer to the currency warrants and the currency warrant agreement relating to the specific currency warrants being offered for the complete terms of those currency warrants. Forms of those documents are filed as exhibits to the registration statement.

We will issue each issue of currency warrants under a currency warrant agreement to be entered into between us and the Bank or another bank or trust company, as warrant agent. The warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any holders of currency warrants.

We may issue currency warrants either in the form of:

•	currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the “designated currency”) for a specified amount of U.S. dollars; or

•	currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a designated currency for a specified amount of U.S. dollars.

As a prospective purchaser of currency warrants, you should be aware of special United States federal income tax considerations applicable to instruments such as the currency warrants. The prospectus supplement relating to each issue of currency warrants will describe those tax considerations.

Unless otherwise specified in the applicable prospectus supplement, we will issue the currency warrants in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. See “Book-Entry Issuance” below.

Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of currency warrants. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those currency warrants will be the date the delisting or trading suspension becomes effective, and currency warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable currency warrant agreement will contain a covenant from us that we will not seek to delist the currency warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

Currency warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the currency warrants will expire worthless. Further, the cash settlement value of currency warrants at any time prior to exercise or expiration may be less than the trading value of the currency warrants. The trading value of the currency warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the currency warrants, the relationship between the exercise price of the currency warrants and the price of the designated currency, and the exchange rate associated with the designated currency. Because currency warrants are unsecured obligations of JPMorgan Chase, changes in our perceived creditworthiness may also be expected to affect the trading prices of currency warrants. Finally, the amount of actual cash settlement of a currency warrant may vary as a result of fluctuations in the price of the designated currency between the time you give instructions to exercise the currency warrant and the time the exercise is actually effected.

As a prospective purchaser of currency warrants you should be prepared to sustain a loss of some or all of the purchase price of your currency warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the currency warrants in light of your particular financial circumstances. You should also consider the information set forth under “Risk Factors” in the prospectus supplement relating to the particular issue of currency warrants being offered and to the other information regarding the currency warrants and the designated currency set forth in the prospectus supplement.

BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

Neither we, the trustees, nor any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form; or

•	if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the securities.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, and, in the case of global debt securities, of like tenor and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global debt securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at the corporate trust office of the Bank in the Borough of Manhattan, The City of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them. DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement of securities transactions among DTC participants in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. (the “NASD”). Access to DTC’s system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered securities outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clear-stream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the prospectus supplement, the Bank will act as depositary for each of Clearstream and Euroclear.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides its customers with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream customers.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). Euroclear Clearance Systems S.C. establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear and applicable Belgian law. These terms, conditions and procedures govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions governing use of Euroclear only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised that investors that acquire, hold and transfer interests in global securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between that intermediary and each other intermediary, if any, standing between themselves and the Euroclear operator.

The Euroclear operator has advised that under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests credited to their accounts with the Euroclear operator. If the Euroclear operator did not have on deposit a sufficient amount of securities of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear operator’s records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear operator would have the right under Belgian law to the return of their pro rata share of the amount of securities actually on deposit.

Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clear-stream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

PLAN OF DISTRIBUTION

We may sell the debt securities, preferred stock, depositary shares, common stock, securities warrants or currency warrants being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us, the Bank, Chase USA, JPMorgan Securities or our other subsidiaries in the ordinary course of business.

Under Rule 2720 of the Conduct Rules of the NASD, when an NASD member, such as JPMorgan Securities, participates in the distribution of an affiliated company’s securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. JPMorgan Securities is considered to be an “affiliate” (as that term is defined in Rule 2720) of ours by virtue of the fact that we own all of the outstanding equity securities of JPMorgan Securities. Any offer and sale of offered securities will comply with the requirements of Rule 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on JPMorgan Securities or our other affiliates by the Federal Reserve Board.

Our direct or indirect wholly-owned subsidiaries, including JPMorgan Securities, may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions that we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities and Cravath, Swaine & Moore LLP, New York, New York, will provide such an opinion for the underwriters. Cravath, Swaine & Moore LLP acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.